EXHIBIT 99.1

PRESS STATEMENT
FOR IMMEDIATE DISTRIBUTION

December 19, 2017

VIRGINIA NATIONAL BANKSHARES CORPORATION ANNOUNCES
INCREASE IN QUARTERLY DIVIDEND AND NEW MEMBER OF THE BOARD OF DIRECTORS

Charlottesville, VA –Virginia National Bankshares Corporation (the “Company”) (OTCQX: VABK) announced today that on December 14, 2017, its Board of Directors (the “Board”) declared a quarterly cash dividend of $0.19 per share to be paid on January 12, 2018 to shareholders of record as of December 29, 2017. This dividend is a $0.03 increase from the prior quarter and represents an annual yield to shareholders of approximately 1.89% based on the closing price of the Company’s stock on December 18, 2017.

“We are excited to announce a second dividend increase during this calendar year,” said Glenn Rust, President and Chief Executive Officer. “The increase in our dividend reflects our continued commitment to enhancing shareholder value.”

Also on December 14, 2017, the Board elected Linda Houston as a director of the Company, with a term beginning January 1, 2018. “We are pleased to welcome Linda as a new Board member,” said William D. Dittmar, Jr., Chairman of the Board. “She brings experience and expertise in the discipline of wealth management that will be significant to us as we continue to augment that segment of our business.”

Ms. Houston, retired, was employed with Merrill Lynch/Bank of America Corporation from 1987 to May 2017. Since 2011, Ms. Houston had served as Managing Director/Division Executive. Her prior roles with Merrill Lynch included Head of Global Wealth and Investment Management Diversity and Inclusion Council, Regional Managing Director, National Marketing and Sales Manager, and Managing Director/Market Executive. Ms. Houston holds a Bachelor of Arts from Southern Illinois University. She will also serve on the boards of the Company’s subsidiaries, Virginia National Bank and VNBTrust, N.A.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”). The Bank has four banking offices in Charlottesville, one in Winchester and one in Orange, as well as a loan production office in Harrisonburg. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations. Investment management, wealth advisory, and trust and estate services are offered through VNB Wealth Management, the trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary. Retail brokerage and investment advisory services are offered under the name of VNB Investment Services.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Virginia National Bankshares Corporation Contact:	Tara Y. Harrison, 434-817-8587